Soy Energy, LLC
4832 G Avenue P. O. Box 663
Marcus, Iowa 51035

Attention:	Mr. Rick Davis, General Manager
Board of Directors

Re: Biodiesel Plant Supply and Management Agreement
Letter of Intent

Dear Ladies and Gentlemen of the Board of Directors:

This letter serves to confirm the discussions between our companies regarding BEST Biodiesel, Inc. (“BBI”), providing to Soy Energy, LLC, or an entity designated by Soy Energy (“Owner”), a Biodiesel Plant having a nameplate capacity of 15 million gallons per annum of Biodiesel produced from crude corn oil from ethanol production (“CCOE”) and technical support services for the Biodiesel Plant. The purpose of this letter is to set forth certain non-binding understandings between the parties.

The terms of any agreement on the above transaction will be set forth in a definitive agreement to be mutually agreed upon by the parties. The below numbered paragraphs recite important terms and conditions of the above transaction to be included in the definitive agreement, but in all instances shall be subject to and contingent upon the parties reaching agreement on all terms and conditions in the definitive agreement.

The parties expressly state their intention that this letter as a whole, and paragraphs set forth below, do not and shall not constitute a legal and binding obligation, contract or agreement between the parties, are not intended to be an extensive summary of all of the terms and conditions.

1. BBI would supply to Owner at Soy Energy’s site at Marcus, Iowa (“Site”) the Biodiesel Plant and would warrant that using CCOE meeting specifications, the Biodiesel Plant would produce biodiesel meeting specifications at a rate of at least 1875 gallons per hour.

2. The purchase price for the Biodiesel Plant would be (i) a fee for the battery limits of the Biodiesel Plant (“Battery Limits Fee”) which would be a guaranteed, fixed fee and (ii) costs for such other ancillary projects as the parties agree to undertake to support the battery limits. The parties expect that purchase price would be about $24,770,000 for the battery limits and $8,760,000 for the ancillary projects which may be more or less depending upon the suitability of existing facilities at the Site and the extent of ancillary facilities required. The parties contemplate that 50% of the Biodiesel Plant will be financed by debt.

3. BBI would provide to Owner technology and operating support services (“Technical Support Services”) which shall include consulting support pertaining to the

The information contained herein is confidential

technology and operating of the Biodiesel Plant; technology disclosures for enhancements and upgrades to the Biodiesel Plant; consulting support to meet changing regulatory and customer specifications for biodiesel; consulting support for meeting specifications for biodiesel from changed raw materials and consulting support for biodiesel sales and raw materials specifications and procurement. BBI would also provide for a period of at least one (1) year from start-up of the Biodiesel Plant an on-site technical manager (“Technology Manager Services”). Thereafter the extent of Technology Manager Services shall be agreed by the parties. The Technical Support Services will be provided for a fee of $300,000 per annum.

4. BBI would provide the Biodiesel Plant by June 10, 2009, meeting warranties (“Delivery Date”), provided that the definitive agreement is entered into no later than April 30, 2008, and BBI receives the project kickoff payment of $4,950,000 no later than June 10, 2008.

5. BBI, upon execution of this Letter of Intent, will assist Soy Energy in procuring feedstocks. Such feedstock supply contracts will be entered into by BBI and, upon execution of a definitive plant supply agreement and receipt of the project kickoff payment, BBI will transfer the contracts to Soy Energy.

Upon entering into this letter of intent, the parties agree to negotiate in good faith to reach agreement on all terms and conditions in the definitive agreement. Nevertheless, Soy Energy can withdraw at anytime prior to entering into the definitive agreement if it cannot secure bank financing and 7,500,000 gallons of feedstock. This agreement is contingent upon Soy Energy membership approval.

If the terms of this letter of intent are agreeable to Soy Energy, please sign and return a copy no later than May 15, 2008.

The information contained herein is confidential

Very Truly Yours,

/s/ Tony Janowiec

Tony Janowiec
Vice President
BEST BioDiesel, Inc.

Agreed to and accepted this
12th day of May, 2008
Soy Energy, LLC

/s/ Charles Sand

By:	Charles Sand

Print Name

Title: President

The information contained herein is confidential